Filed pursuant to Rule 433(d)

Registration Nos. 333-264978 and 333-264978-08

FINAL TERM SHEET, dated September 10, 2024

$1,563,630,000

John Deere Owner Trust 2024-C
Issuing Entity

$392,300,000	Class A-1	5.015% Asset Backed Notes
$245,000,000	Class A-2A	4.36% Asset Backed Notes
$293,000,000	Class A-2B	Benchmark + 0.43% Asset Backed Notes
$538,000,000	Class A-3	4.06% Asset Backed Notes
$95,330,000	Class A-4	4.15% Asset Backed Notes

John Deere Receivables LLC, Seller and Depositor
John Deere Capital Corporation, Sponsor and Servicer

	Class A-1 Notes(1)	Class A-2A Notes(1)	Class A-2B Notes(1)	Class A-3 Notes(1)	Class A-4 Notes(1)
Principal Amount	$392,300,000	$245,000,000	$293,000,000	$538,000,000	$95,330,000
Per Annum Interest Rate	5.015%	4.36%	Benchmark + 0.43%	4.06%	4.15%
Final Scheduled Payment Date	September 15, 2025	August 16, 2027	August 16, 2027	June 15, 2029	August 15, 2031
Initial Public Offering Price	100.00000%	99.98969%	100.00000%	99.97674%	99.99352%
Ratings (Moody’s/Fitch)	P-1/F1+	Aaa/AAA	Aaa/AAA	Aaa/AAA	Aaa/AAA
Payment Date	Monthly, beginning October 15, 2024 (subject to the business day convention)	Monthly, beginning October 15, 2024 (subject to the business day convention)	Monthly, beginning October 15, 2024 (subject to the business day convention)	Monthly, beginning October 15, 2024 (subject to the business day convention)	Monthly, beginning October 15, 2024 (subject to the business day convention)
Weighted Average Life(2)	0.30	1.18	1.18	2.64	3.66
CUSIP	477911 AA9	477911 AB7	477911 AC5	477911 AD3	477911 AE1

(1) Subject to the considerations set forth in the preliminary prospectus, the Notes are generally eligible for purchase by or on behalf of employee benefit plans subject to the Employee Retirement Income Security Act of 1974, as amended, and other similar retirement plans and arrangements that are subject to Section 4975 of the Internal Revenue Code of 1986, as amended.

(2) Pricing speed: 14% CPR (with a 10% clean-up call).

Trade Date: September 10, 2024
Expected Settlement Date: September 17, 2024
Initial Note Value: $1,603,728,968.41 (discount rate: 7.90%)
Initial Overcollateralization Amount: $40,098,968
Initial Reserve Account Deposit: $16,037,289.68
Specified Reserve Account Balance: $16,037,289.68

BofA Securities	Citigroup	MUFG	RBC Capital Markets
Credit Agricole Securities		TD Securities

The Depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Depositor has filed with the SEC for more complete information about the Depositor, the issuing entity, and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the Depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322.

This free writing prospectus does not contain all information that is required to be included in the prospectus.